UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 13, 2014

(Date of earliest event reported)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 13, 2014, MusclePharm Corporation, a Nevada corporation (“MusclePharm” or the “Company”), entered into an Endorsement Agreement (the “Agreement”), with ETW Corp., a Florida corporation (“ETW”), to be effective July 1, 2014. Under the terms of the Agreement, Mr. Eldrick “Tiger” Woods will endorse certain of the Company’s products and use a golf bag during all professional golf play which prominently displays the MusclePharm name and logo.

Pursuant to the Agreement, ETW and Mr. Woods granted the Company a license to use, subject to Mr. Woods’ approval, worldwide, Mr. Woods’ name, likeness, voice and certain other intellectual property rights, to advertise the Company’s products. Additionally, Mr. Woods has agreed to make certain appearances on behalf of the Company throughout the term of the Agreement.

Pursuant to the Agreement, as compensation and in consideration of the license granted by ETW and Mr. Woods and the services he shall provide, ETW shall receive (i) certain annual cash retainer payments throughout the Term of the Agreement, and (ii) if the parties mutually agree on the development and sale of certain branded products, ETW shall receive certain royalty payments as a percentage of the net sales of such products.

As additional compensation to ETW, the Company will issue to ETW, on or prior to July 7, 2014 (the “Issuance Date”), shares of the Company’s restricted common stock with an aggregate value of $5,000,000 (the “Shares”), with the number of Shares to be calculated based upon the volume weighted average price per share for the common stock of the Company during the thirty (30) day trading period ending on the trading day immediately preceding the Issuance Date.

The Company has granted to ETW certain “piggy-back” registration rights to have the Shares included in a registration statement filed by the Company with the Securities and Exchange Commission in the future in connection with an offering of securities to the public for its own account or the account of others.

The Agreement shall have an initial term commencing on July 1, 2014 and ending on June 30, 2018, however, the parties have a mutually exercisable option to extend the Agreement an additional two years.

The Agreement may be terminated by either party upon a material breach or default by the other party, provided that such terminating party shall give notice and provide the non-terminating party a 30 day period in which it may cure the potential event of default. Moreover, should Mr. Woods retire from the PGA Tour, the Company may terminate the Agreement. ETW may terminate the Agreement under certain other circumstances set forth in the Agreement.

The Agreement also contains standard independent contractor, indemnification, exclusivity and non-competition clauses.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement. The Company intends file the Agreement with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (“Form 10-Q”). The Company plans to seek confidential treatment for certain terms of the Agreement at the time of filing of the Form 10-Q.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

The Company has offered and will issue the Shares pursuant to the Agreement in reliance on exemptions from registration under the Securities Act of 1933, as amended, as set forth in Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder.

The offer, sale and issuance of the Shares pursuant to the Agreement constitute a privately negotiated transaction, not involving an underwriter, between the Company and ETW (ETW being an “accredited investor,” as such term is defined in Regulation D).

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	MusclePharm Corporation Press Release issued June 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Dated: June 18, 2014
	By:	/s/ Brad J. Pyatt
	Name:	Brad J. Pyatt
	Title:	Chief Executive Officer and President